Exhibit 10.1

AFN/FSH Letter Agreement

Mobilepro

AFN, INC.
A MOBILEPRO COMPANY

June 30, 2006

FSH Communications LLC
1600 7th Ave.
Room 2604
Seattle, WA 98191

Re: Proposal to provide service [*]
FSH,

Thank you for the opportunity to provide [*] local exchange service. We have reviewed your locations and have provided you with our proposed pricing (Exhibit A). Our pricing is based on the Incumbent Local Exchange Company’s (ILEC) pricing which is specific to states and LATAs, where applicable.

Briefly, the service we are proposing receives a discount off the tariffed rate as filed by the ILEC. The following States will receive these discounts accordingly.

BASIC PAL

STATE	PER LINE DISCOUNT
WA	[*]
OR	[*]
CO	[*]
MN	[*]
NM	[*]
UT	[*]
IA	[*]
AZ	[*]

SMART PAL

STATE	PER LINE DISCOUNT
AZ	[*]
CO	[*]
IA	[*]
MN	[*]
MT	[*]
NM	[*]
OR	[*]
UT	[*]
WA	[*]

Therefore, your rates will be tied to the ILEC tariff rate. Any price increases proposed and accepted by the specific state’s public utility entity will result in an increase in your costs which are based on the tariffed rate. As an example, if Qwest WA raised its Basic Pal [*] rate from $14 to $18, your line rate would increase to $*, which is equal to tariff less your proposed discount for that State. Any features including (but not limited to) EUCLs, non-published listings, EAS, answer supervision, etc. needed on these lines would match the rate increase as implemented by the ILEC. The effective date of

________________________________________________________________________________
9401 Indian Creek Parkway, Suite 140 . Overland Park, KS . Telephone (913) 338-2658 . 1-800-84-0583 . (913) 661-0538

* Denotes confidential material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

the rate increases would match the effective date of the ILEC’s tariff, regardless of when it is incorporated into AFN’s billing. All recurring and non-recurring charges that are charged by the ILEC are a “pass through” at published tariffed rates by AFN.

As to the conversions, AFN anticipates completing the transition at no cost to you. In return, we require a one-year commitment for one-half of the lines converted from the date of the last line converted. This commitment date will be effective for each batch submitted to AFN for conversion. To further clarify, if FSH gave us all the lines in one batch, there would be only one commitment date. If you give us New Mexico phones in April, Minnesota’s in May, and Colorado’s in June, there would be three commitment dates, which would be determined by the last line converted in the respective batch.

New lines ordered by FSH would receive installation pricing equal to that region’s ILEC. The monthly recurring amounts would be as detailed in Exhibit A. There would only be a 30-day minimum requirement on new lines.

If AFN introduces a new product (such as VOIP) during the course of this agreement, FSH will have the opportunity to change their access lines over to the new product without incurring any penalties under the term of this agreement, and will be able to convert for no additional installation charge.

AFN warrants that they will provide service levels equal to or better than the LEC provider. Repair and installation intervals provided by the LEC will not change. If there are out of service credits (MOOSA) or missed due date credits applied to the lines by the ILEC, these credits will be passed through to FSH on their AFN monthly billing. Should FSH have problems with the level of service provided by AFN they will communicate such problems to AFN in writing, and if AFN has not rectified the problems to FSH’s satisfaction within 30 days, FSH will have the right to terminate this agreement with no early termination penalty assessed by AFN and all outstanding and current invoices will become due immediately.

AFN also warrants that they will provide the same features that are currently provisioned by the ILEC as part of the line, as these features are required to insure the correct operations of [*], and to insure current FSH revenue streams. These features are listed on Exhibit A. Any features that exist on lines at the time of conversion that are not identified in Exhibit A will be provided at tariffed rates.

FSH will be billed at the first of each month for that month’s line and dial tone charges. Additionally, billing for a prior month’s incidentals, such as usage and repairs, will be added to that current bill as well. Also, items that are billed by the ILEC and are associated with your [*] will be billed in the month following their detection. If AFN is billed for a surcharge, feature, or fee for which AFN had not previously billed AFN, we will pass that charge on to FSH, regardless of time the charge is received. Payment will be due upon receipt. Should AFN’s cost structure from the ILEC associated specifically with providing service to [*], change, the amount of the discount provided to FSH will be adjusted accordingly.

AFN will give FSH the option of providing one of the following forms of security at FSH’s option:

(FSH will choose Option 1 per discussion with (*), FSH CFO)

1)
FSH will provide a Letter of Credit on a form and from a bank acceptable to AFN in the amount equal to two months anticipated billing, including applicable surcharges, taxes and fees included in a monthly bill.

2)
FSH may opt to pay weekly for service. This option would provide that payments would be made on the 7th, 14th, 21st, and 28th of each month. The payments made on the 7th, 14th, and 21st would be equal to 25% of the previous month’s balance. The payment on the 28th would bring the current month’s billed amount to (*). As an example, if AFN billed FSH in November (*) and on the 1st of December billed FSH (*). On December 7th, 14th, and 21st, AFN would be expecting payments of (*). On December 28th, AFN would be anticipating a payment of (*). On January 7th, 14th, and 21st, the expected weekly payment would be (*).

Should you choose the weekly payment scenario, for the first month of operations, we will take the total number of phones converted and multiple that by (*). Then, the above prescribed payment methods would be based off of the result of this calculation. The exception to this would be the payment on the 28th of that month which should equal the balance due of that first bill.

With either payment option, late charges of 1.5% would begin accruing on the date following the due dates for the unpaid balance. If a balance remains unpaid for 30 days, we will suspend the line on day 31.

Conversion will be accomplished on an “as is” basis, meaning that we will not be removing or adding features to a line when we are converting lines to our service. If the line has a feature installed on it that has not been included in our pricing proposal, it will be added to the pricing for that line. FSH can change to listed service at the time of conversion, in those states where a non-pub charge exists, for applicable tariffed non-recurring charges, if applicable. If you decide to utilize our long distance offer, we will pay for the PIC change if it is accomplished at the time of conversion. Otherwise, PIC changes at later dates could result in one time charges to FSH.

Anything not specifically addressed in this correspondence will be governed by our tariffs filed in the specific states and with the FCC. We are ready to begin the conversion process at your convenience. Please let us know if you require any additional information regarding this proposal. Additionally, please indicate which security option you would like to utilize by writing the number and initialing in the space provided next to it.

Please feel free to call with any questions. We again appreciate the opportunity and look forward to working with you in the future.

Sincerely,

Douglas C. Bethell	/s/	6/30/06
CEO	FSH Representative	(date)
We would like to utilize security option ______1__. __/s/______
(Initials)

EXHIBIT A
State Pricing (4/11/06)

Tariffed Qwest state rates (Apply discounts previously offered in agreement to these rates.)

BASIC PAL

AZ	$21.61
CO	$26.61
IA	$22.96
MN	$24.00
NM	$26.55
UT	$20.71
WA	$20.95
OR - zone 1	$19.89
OR - zone 2	$20.73

SMART PAL

AZ	$18.15
IA	$20.27
MN	$20.80
MT	$26.70
NM	$22.60
UT	$17.37
WA	$20.57
OR - zone 1	$16.66
OR - zone 2	$17.33

Prices include flat rate line charge, operator screening, line-side answer supervision (Basic PAL only & where available), flex-ani and the end user access charge. Prices are based on published tariff rates as of 3/28/06. Prices are subject to change without notice due to ILEC price increases, but the same dollar discount will apply as listed on page 1 of this proposal.